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                                                                   Exhibit 10.15

                        Voluntary Resignation Agreement

Young America Corporation ("YAC"), Young America Holdings, Inc. ("YAH") and Ludwik Joseph Kulas ("Employee"), hereby agree to the following:

1. Employee hereby confirms his resignation of employment with YAC and YAH effective December 4, 1998 ("Termination Date"). He will cease to work full-time October 30, 1998 ("Day Last Worked") but continue to be available if, as and when needed through December 4, 1998. YAC and YAH are aware that Employee will be unavailable from October 31 through November 7, 1998. YAH, YAC and Employee will jointly announce Employee's resignation and Day Last Worked on October 16, 1998.

2. YAC will continue to compensate Employee at present level of compensation through Termination Date and participation in all health and benefit programs through December 31, 1998. On Day Last Worked, YAC will pay Employee for the accrued unused portion of Employee's SMPTO as of that date. Employee will no longer accrue SMPTO nor will YAC charge Employee with any usage of SMPTO from Day Last Worked through Termination Date.

3. YAH will repurchase and Employee will sell, all of the outstanding stock issued by YAH owned by Employee, for $60,000. The payment for repurchase of such stock by YAH and the surrender of the appropriate stock certificate will be made on Day Last Worked.

4. The parties hereby agree that this Agreement supersedes all previous agreements. (Employment Agreement, Change of Control Agreement, Stockholder's Agreement, Etc.) by and between Employee and either YAH or YAC and voids any and all provisions thereof.

5. YAC will cooperate with Employee to assure Employee receives all payments to which Employee is entitled under YAC's 401k/Profit Sharing Plan.

6. YAH and YAC understand the Employee will be taking time between now and the Termination Date to seek a future position. YAH and YAC will not impede Employee from this activity, and the parties to this Agreement agree to work to insure a smooth transition.

7. Employee agrees that he will not make any public statements (including any statements to the press or YAC's bondholders, whether or not in response to any inquiry) about YAH or YAC, or any of their equity holders, directors, officers or employees without the consent of Mr. Charles Weil. Employee further agrees that he will not make any disparaging or negative statements, whether public or private, about any of the aforementioned parties.

8. Employee agrees to be reasonably available as a consultant to YAH and YAC from the Termination Date through April 30, 1999, when, as and if requested by them at an hourly rate equal to his currently weekly salary divided by 40 (plus reimbursement of all reasonable, documented out-of-pocket expenses). Employee may perform such services off-site and off-hours, to the extent necessary to avoid conflicting with other professional or personal obligations and duties.

Signed this 1st day of October, 1998


Young America Corporation
Young America Holdings, Inc.                  Employee


/s/ Charles D. Weil                           /s/ Ludwik Joseph Kulas
--------------------------------------        ---------------------------------
By: Charles Weil, President                   Ludwik Joseph Kulas